Exhibit 99.1

Renewable Energy Group Reports First Quarter 2017 Financial Results
Q1 2017 Highlights

•	122 million gallons sold, up 25% y/y

•	97 million gallons produced, up 12% y/y

•	Net loss of $15.9 million, down 130% y/y

•	Adjusted EBITDA of $0.6 million, down 73% y/y

•	Extended $30 million line of credit for REG Energy Services

•	Raised $20 million financing for REG Ralston expansion

Ames, IA, May 4, 2017 - Renewable Energy Group, Inc. ("REG" or the "Company") (NASDAQ:REGI) today announced its financial results for the first quarter ended March 31, 2017.
Revenues for the quarter were $418.9 million on 122.1 million gallons of fuel sold. Compared to the first quarter of 2016, REG sold 24.6% more gallons of fuel resulting in an increase in revenue of 40.6%. The majority of revenue growth was due to an increase in renewable hydrocarbon diesel gallons sold, a full quarter of operations at the Madison, Wisconsin facility, and the impact of distillation upgrades completed in 2016 at the Danville, Illinois biorefinery. Danville is now able to produce REG-9000 Distilled, a high quality biodiesel with better cold weather performance characteristics. These factors offset the impact of the lapsed federal Biodiesel Mixture Excise Tax Credit (BTC) on January 1, 2017. Net loss attributable to common stockholders was $15.9 million, compared to a net loss of $6.9 million in the first quarter of 2016. Adjusted EBITDA for the quarter was $0.6 million compared to Adjusted EBITDA in the first quarter of 2016 of $2.2 million.
"Our operating results for the first quarter of 2017 were in line with expectations given the lapsed BTC and we are well positioned should the BTC or similar incentive be reinstated as it has been in the past. We anticipate seasonally higher demand in the coming months and our biorefinery fleet is currently running at high utilization levels," said REG President and CEO Daniel J. Oh. "On the regulatory and legislative front, we are actively engaged in supporting Congressional efforts to reinstate and reform the BTC to a domestic producer incentive and the anti-dumping and countervailing duty petition filed with the U.S. Department of Commerce and the International Trade Commission regarding imports from Argentina and Indonesia. We believe that the enactment of either or both of these initiatives would have positive impact on our financial results.”

First Quarter 2017 Highlights
All figures refer to the quarter ending March 31, 2017, unless otherwise noted. All comparisons are to the quarter ended March 31, 2016 unless otherwise noted.
REG sold a total of 122.1 million gallons of fuel, an increase of 24.6%. The Company produced 96.9 million gallons of biomass-based diesel during the quarter, a 12.5% increase. The average price per gallon of biomass-based diesel sold increased by 3.9% to $2.94.
Revenues were $418.9 million, an increase of 40.6%. This is primarily attributable to the increase in gallons sold, increase in average selling price and increased revenue from separated RIN sales, partially offset by the reduction in revenue due to the lapse of the BTC at the end of 2016.
On January 1, 2017, the BTC lapsed as it has several times in the past, although when this has happened in the past the BTC has been reinstated by Congress retroactively. As a result of this history, the Company and many other biomass-based diesel industry participants have adopted contractual arrangements with customers specifying the allocation and sharing of any retroactively reinstated incentive. The Company estimates that if the BTC, or a similar domestic producer incentive, is retroactively reinstated for 2017 on the same terms as in 2016, REG's net income and Adjusted EBITDA for business conducted in the quarter ended March 31, 2017 will increase by approximately $40 million.
Gross profit was $17.3 million, or 4.1% of revenues, compared to gross profit of $17.4 million, or 5.8% of revenues. Gross profit as a percentage of revenue declined 1.7% due to a significant increase in imports, a reduction in biomass-based diesel government incentives revenue and higher costs of goods sold resulting mainly from increases in feedstock prices, which were influenced by higher palm oil prices and strong biodiesel demand.
Net loss attributable to common stockholders was $15.9 million, or $0.41 per share on a fully diluted basis. This compares to a net loss of $6.9 million, or $0.16 per share on a fully diluted basis.
At March 31, 2017, REG had cash and cash equivalents of $82.2 million, a decrease of $34.0 million from the prior year end.
At March 31, 2017, accounts receivable were $58.6 million, or 13 days of sales. Accounts receivable at December 31, 2016 were $164.9 million. The decrease in accounts receivable for the quarter was primarily due to the collections related to the increased accounts receivable balance at December 31, 2016 resulting from year-end sales to maximize the benefit of the BTC that was set to lapse on January 1, 2017, coupled with the seasonally low first quarter volume. Inventory was $169.8 million at March 31, 2017, or 38 days of sales, an increase of $24.4 million from the prior year end. Accounts payable were $70.0 million and $99.1 million at March 31, 2017 and December 31, 2016, respectively. The decrease in accounts payable was mainly driven by the seasonality of our business and planned downtime in the first quarter.
The table below summarizes REG’s results for the first quarter of 2017.
REG Q1 2017 and Q1 2016 Revenues, Net Income and Adjusted EBITDA Summary
(dollars and gallons in thousands)

	Q1 2017	Q1 2016	Y/Y Change
Gallons sold	122,121	98,016	24.6%
Average selling price	$2.94	$2.83	3.9%
Total revenues	$418,893	$297,870	40.6%
Net loss attributable to common stockholders	$(15,914)	$(6,918)	(130.0)%
Adjusted EBITDA	$604	$2,197	(72.5)%

Adjusted EBITDA Reconciliation
The Company uses earnings before interest, taxes, depreciation and amortization, and further adjusted for certain additional items, identified in the table below, or Adjusted EBITDA, as a supplemental performance measure. Adjusted EBITDA is presented in order to assist investors in analyzing performance across reporting periods on a consistent basis by excluding items that are not believed to be indicative of core operating performance. Adjusted EBITDA is used by the Company to evaluate, assess and benchmark financial performance on a consistent and a comparable basis and as a factor in determining incentive compensation for Company executives. The following table sets forth Adjusted EBITDA for the periods presented, as well as reconciliation to net loss:

	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
(In thousands)
Net loss	$(15,914)	$(6,888)
Adjustments:
Income tax expense	1,075	728
Interest expense	4,536	3,311
Gain on involuntary conversion	—	(3,543)
Other (income) expense, net	492	88
Change in fair value of contingent liability	589	(15)
Straight-line lease expense	(32)	(94)
Depreciation	8,423	7,674
Amortization	127	(140)
Non-cash stock compensation	1,308	1,076
Adjusted EBITDA	$604	$2,197
Adjusted EBITDA is a supplemental performance measure that is not required by, or presented in accordance with, generally accepted accounting principles, or GAAP. Adjusted EBITDA should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as alternatives to cash flows from operating activities or a measure of liquidity or profitability. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for any of the results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect cash expenditures for capital assets or the impact of certain cash uses that we consider not to be an indication of ongoing operations;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital requirements;
•	Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness;
•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;

•
Stock-based compensation expense is an important element of the Company’s long term incentive compensation program, although we have excluded it as an expense when evaluating our operating performance; and

•	Other companies, including other companies in the same industry, may calculate these measures differently, limiting their usefulness as a comparative measure.

About Renewable Energy Group
Renewable Energy Group, Inc. (NASDAQ: REGI) is a leading provider of cleaner, lower carbon intensity products and services. We are an international producer of biomass-based diesel, a developer of renewable chemicals and are North America's largest producer of advanced biofuel. REG utilizes an integrated procurement, distribution, and logistics network to convert natural fats, oils, greases, and sugars into lower carbon intensity products. With 14 active biorefineries, a feedstock processing facility, research and development capabilities and a diverse and growing intellectual property portfolio, REG is committed to being a long-term leader in bio-based fuel and chemicals.

Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding the expectation for seasonally higher demand for biofuels in coming months and the expected positive impact on our financial results of potential regulatory and legislative changes. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to, potential changes in governmental programs and policies requiring or encouraging the use of biofuels, including RFS2; availability of federal and state governmental tax incentives and incentives for biomass-based diesel production, including possible reinstatement of the BTC; changes in the spread between biomass-based diesel prices and feedstock costs; the future price and volatility of feedstocks; the future price and volatility of petroleum and products derived from petroleum; risks associated with fire, explosions, leaks and other natural disasters at our facilities; the effect of excess capacity in the biomass-based diesel industry; unanticipated changes in the biomass-based diesel market from which we generate almost all of our revenues; seasonal fluctuations in our operating results; competition in the markets in which we operate; our dependence on sales to a single customer; technological advances or new methods of biomass-based diesel production or the development of energy alternatives to biomass-based diesel; our ability to successfully implement our acquisition strategy; our ability to generate revenue from the sale of renewable chemicals, fuels and other products on a commercial scale and at a competitive cost, and customer acceptance of the products produced; whether our Geismar biorefinery will be able to produce renewable hydrocarbon diesel consistently or profitably; and other risks and uncertainties described in REG's annual report on Form 10-K for the year ended December 31, 2016. All forward-looking statements are made as of the date of this press release and REG does not undertake to update any forward-looking statements based on new developments or changes in our expectations.

Contacts

Company: Renewable Energy Group, Inc. Todd Robinson Treasurer +1 (515) 239-8048 Todd.Robinson@regi.com	The Blueshirt Group Gary Dvorchak, CFA Managing Director +1 (323) 240-5796 gary@blueshirtgroup.com

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2016
(in thousands, except share and per share amounts)

	Three months ended
	March 31, 2017	March 31, 2016
REVENUES:
Biomass-based diesel sales	$343,737	$213,675
Separated RIN sales	57,324	25,765
Biomass-based diesel government incentives	16,941	58,401
	418,002	297,841
Other revenue	891	29
	418,893	297,870
COSTS OF GOODS SOLD:
Biomass-based diesel	353,851	253,715
Separated RINs	46,629	26,769
Other costs of goods sold	1,130	2
	401,610	280,486
GROSS PROFIT	17,283	17,384
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	22,907	19,777
RESEARCH AND DEVELOPMENT EXPENSE	3,598	3,926
LOSS FROM OPERATIONS	(9,222)	(6,319)
OTHER INCOME (EXPENSE), NET	(5,617)	159
LOSS BEFORE INCOME TAXES	(14,839)	(6,160)
INCOME TAX EXPENSE	(1,075)	(728)
NET LOSS	$(15,914)	$(6,888)
NET LOSS ATTRIBUTABLE TO THE COMPANY’S COMMON STOCKHOLDERS	$(15,914)	$(6,918)
NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS:
BASIC	$(0.41)	$(0.16)
DILUTED	$(0.41)	$(0.16)
WEIGHTED AVERAGE SHARES USED TO COMPUTE NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS:
BASIC	38,599,048	43,899,084
DILUTED	38,599,048	43,899,084

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
AS OF MARCH 31, 2017 AND DECEMBER 31, 2016
(in thousands, except share and per share amounts)

	March 31, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$82,235	$116,210
Accounts receivable, net	58,631	164,949
Inventories	169,810	145,408
Prepaid expenses and other assets	50,039	36,272
Total current assets	360,715	462,839
Property, plant and equipment, net	608,267	599,474
Goodwill	16,080	16,080
Intangible assets, net	28,886	29,470
Investments	12,946	12,110
Other assets	11,693	12,630
Restricted cash	2,500	4,000
TOTAL ASSETS	$1,041,087	$1,136,603
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Lines of credit	$22,562	$52,844
Current maturities of long-term debt	17,366	15,402
Accounts payable	69,965	99,137
Accrued expenses and other liabilities	31,582	38,916
Deferred revenue	18,942	27,246
Total current liabilities	160,417	233,545
Unfavorable lease obligation	15,058	15,515
Deferred income taxes	21,311	20,279
Long-term contingent consideration for acquisitions	26,108	28,931
Convertible debt conversion liability	27,272	27,100
Long-term debt (net of debt issuance costs of $6,065 and $6,286, respectively)	193,620	196,203
Other liabilities	4,667	4,856
Total liabilities	448,453	526,429
COMMITMENTS AND CONTINGENCIES
TOTAL EQUITY	592,634	610,174
TOTAL LIABILITIES AND EQUITY	$1,041,087	$1,136,603